Exhibit 10.14
ARDENT HEALTH PARTNERS, INC.
STOCK OWNERSHIP GUIDELINES
(Adopted on July 17, 2024)
Purpose
Effective as of July 17, 2024 (the “Effective Date”), the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Ardent Health Partners, Inc. (the “Company”) has adopted these stock ownership guidelines to strengthen the alignment of interests between the Company’s management and stockholders and further promote the Company’s commitment to sound corporate governance.
Applicability
These stock ownership guidelines apply to (i) the Chief Executive Officer of the Company, (ii) any other person who is a “named executive officer” pursuant to Item 402(a)(3)(i), (ii) or (iii) of Regulation S-K under the Securities Act of 1933, as amended, (iii) any other person who is member of the Company’s Executive Leadership Team as from time to time determined by the Company (collectively, and together with the Executive Officers, the “Covered Executives”), and (iii) any person providing services as a non-employee director of the Company who is covered by, and compensated under, the Company’s non-employee director compensation program and who is not employed by Ventas, Inc. (or any of their respective subsidiaries or controlled subsidiaries) (such persons are referred to herein as “Covered Directors”). Once a person has become a Covered Executive or a Covered Director, the person will be subject to these guidelines until he or she is no longer a Covered Executive or Covered Director, as applicable.
Minimum Ownership Guidelines
Stock ownership guidelines for the Covered Executives are determined as a multiple of the individual Covered Executive’s annual base salary. Stock ownership guidelines for the Covered Directors are determined as a multiple of the director’s annual cash retainer (consisting of the annual base cash retainer payable to such director, but disregarding any additional fees paid in specific leadership roles or for committee membership). Such Covered Executives and Covered Directors are expected to own shares of the Company’s common stock (“Common Stock”) having an aggregate value of at least the applicable multiple of his or her annual base salary or annual cash retainer as set forth below:

Title	Guideline
Chief Executive Officer (“CEO”)	5 times annual base salary
Other Named Executive Officers	3 times annual base salary
Other Covered Executives	2 times annual base salary
Covered Directors	5 times annual cash retainer

These represent minimum ownership guidelines – Covered Executives and Covered Directors are encouraged to own Common Stock beyond these levels.

Time Period for Compliance
The minimum ownership guidelines described above are required to be met within five (5) years from the later of (i) the Effective Date and (ii) the date the person first became a Covered Executive or Covered Director. In the event a Covered Executive’s annual base salary or a Covered Director’s annual cash retainer is increased, the Covered Executive or Covered Director, as applicable, will be required to achieve the increased level of ownership within five (5) years of the year in which such annual base salary or annual cash retainer, as applicable, was increased.

Retention Ratios
Until the required ownership guideline is reached, Covered Executives and Covered Directors are required to retain at least fifty percent (50%) of the net profit shares (as defined below). This retention ratio applies to net profit shares received upon: (i) the vesting of restricted stock awards, restricted stock units, performance-based restricted stock awards, performance-based restricted stock units and similar instruments expressed in stock units and payable in shares of Common Stock or (ii) the exercise of stock options or similar instruments payable in shares of Common Stock. Once the requisite level has been achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these guidelines. For purposes of the foregoing, “net profit shares” are those shares of Common Stock that are actually issued to, or held by, a Covered Executive or Covered Director after deducting the applicable tax withholdings and the payment of any exercise or purchase price (if applicable) upon the vesting or settlement of equity awards or the exercise of stock options.
Measurement and Valuation

Compliance with these stock ownership guidelines will be measured on the last business day of each fiscal year (the “Measurement Date”) by the internal team at the Company responsible for handling executive compensation matters, and the results of such measurement will be reported to the Compensation Committee at least once per year. On the Measurement Date, compliance will be measured using each Covered Executive’s base salary then in effect, each Covered Director’s annual cash retainer then in effect, and the trailing 90-day volume weighted average trading price (VWAP) per share of the Common Stock on the New York Stock Exchange on such date. Once a Covered Executive or Covered Director has achieved the applicable ownership guideline, such person will be considered in compliance until the next Measurement Date, regardless of any change in the price of Common Stock, so long as such person continues to own at least the number of shares of Common Stock owned at the time of achieving the applicable guideline.

Calculating Share Ownership
Shares that will count toward achievement of the stock ownership guidelines include, without duplication:

•Shares owned outright by the Covered Executive or Covered Director or any of such person’s immediate family members residing in the same household;
•Shares held in trust for the benefit of the Covered Executive or Covered Director or such person’s family;
•Shares underlying vested but unsettled restricted shares and restricted stock units (whether time- or performance-based); and
•Unvested restricted shares or stock units, excluding unvested performance-based restricted shares or stock units (during periods preceding certification of attainment of the applicable performance conditions thereunder).

Failure to Achieve Ownership Guidelines

Failure by a Covered Executive or Covered Director to achieve or to show sustained progress toward achievement of the applicable ownership guideline may result in the Compensation Committee taking any action it deems appropriate under the circumstances until the applicable guideline is achieved, including reducing future long-term incentive grants and/or requiring the person to retain all shares of Common Stock obtained through the vesting or exercise of equity grants.

Administration

The Compensation Committee reserves the right to modify or amend these guidelines at any time. The Compensation Committee will evaluate whether exceptions should be made for any Covered Executive or Covered Director on whom the applicable guideline would impose a severe financial hardship.

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